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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                  FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): July 30, 2004


                             BOSS HOLDINGS, INC.
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           (Exact Name of Registrant as Specified in Its Charter)

                                  Delaware
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               (State or Other Jurisdiction of Incorporation)

                0-23204                          58-1972066
       ------------------------      ---------------------------------
       (Commission File Number)      (IRS Employer Identification No.)


                            221 West First Street
                           Kewanee, Illinois 61443
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                  (Address of Principal Executive Offices)

                               (800) 447-4581
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                       (Registrant's Telephone Number)



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On July 30, 2004, Boss Manufacturing Company purchased all outstanding shares of common stock of privately-held Galaxy Balloons, Incorporated, an Ohio corporation ("Galaxy") from Terrence J. Brizz. Galaxy is a Cleveland, Ohio based manufacturer and distributor of imprinted and personalized balloons, balls, toys, inflatable goods and other miscellaneous premium items.

         The base purchase price for the Galaxy shares is $3,300,000, with up to an additional $400,000 of earn-out payments if Galaxy's financial performance during fiscal years 2005 through 2007 exceeds specified benchmarks. Mr. Brizz will continue as president of Galaxy after the closing under a two year employment contract. Mr. Brizz also will be subject to a non-compete agreement during the term of his employment and for four years thereafter. To complete the transaction, Boss will utilize a combination of cash reserves, additional borrowings under its primary line of credit and a term loan of approximately $1,750,000 provided by its primary lender, Bank One, N.A.

         Management believes Galaxy's operations will complement its existing Boss Balloon Company subsidiary. Further, Galaxy's imprinting capabilities will allow the Company to enter the growing specialty advertising industry with opportunities to expand into additional channels in which Boss has expertise. Galaxy generated approximately $7.2 million in revenues during 2003 and approximately $3.5 million in revenues during the first six months of 2004. Galaxy has a very broad customer base consisting of approximately 4,000 customers, none of which exceeds over 2% of revenues. Management expects that the Galaxy operations will be immediately accretive to net earnings. Galaxy's assets include property, plant and equipment which will be utilized in continuing operations.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         In accordance with SEC rules and regulations, Galaxy's financial statements and pro forma financial information concerning this acquisition will be filed not later than 75 days after the date of the purchase.

         Exhibit 2.1. Stock Purchase Agreement, dated July 30, 2004 between
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Boss Holdings, Inc. and Terrence J. Brizz.


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                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSS HOLDINGS, INC.



By:   /s/ J. Bruce Lancaster
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      J. Bruce Lancaster, Executive Vice President

Date: July 30, 2004

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